Exhibit 10.31

EXECUTION COPY

AMENDMENT NO. 3

Dated as of September 25, 2014

to

CREDIT AGREEMENT

Dated as of June 23, 2011

THIS AMENDMENT NO. 3 (this “Amendment”) is made as of September 25, 2014 by and among (i) Unisys Corporation (the “Borrower”), (ii) Unisys Holding Corporation, Unisys NPL, Inc. and Unisys AP Investment Company I (each a “Guarantor” and, collectively, the “Guarantors” and, collectively with the Borrower, the “Credit Parties”), (iii) the undersigned Lenders and (iv) General Electric Capital Corporation, as administrative agent (the “Agent”), under that certain Credit Agreement dated as of June 23, 2011 by and among the Borrower, the other Credit Parties, the Lenders from time to time party thereto and the Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Credit Parties have requested that the Lenders and the Agent agree to certain amendments to the Credit Agreement, including an extension of the Revolving Termination Date;

WHEREAS, the Credit Parties, the Lenders and the Agent have so agreed on the terms and conditions set forth herein;

WHEREAS, each New Lender (as defined below) wishes to become a party to the Credit Agreement as a “Lender” on the date hereof;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Parties, the Lenders and the Agent hereby agree to enter into this Amendment.

1. New Lender.

(a) Effective as of September 25, 2014 (the “Amendment Effective Date”), but subject to the satisfaction of the conditions precedent set forth in Section 3 below, each of the Lenders party to the Credit Agreement immediately prior to the date hereof (collectively, the “Existing Lenders”) hereby agrees that the Agent shall have full power and authority to allocate the Revolving Loan Commitment of such Existing Lender as in effect immediately prior to the Amendment Effective Date such that, immediately after giving effect to such allocations on the Amendment Effective Date, each Existing Lender and each New Lender shall hold the “Revolving Loan Commitment” set forth next to its name on Schedule 1.1(a) hereto. Each Existing Lender further agrees to make all assignments and/or transfers, and hereby consents to any such assignments and transfers, which may be necessary (including, without limitation, assignments of Loans and Letter of Credit Obligations) to effect the allocations described in the preceding sentence.

(b) Effective as of the Amendment Effective Date, but subject to the satisfaction of the conditions precedent set forth in Section 3 below, each New Lender hereby acknowledges and agrees that, by its execution of this Amendment, (i) such New Lender will be deemed to be a party to the Credit Agreement as a “Lender”, (ii) such New Lender shall have all of the obligations of a “Lender” under the Credit Agreement as if it had executed the same, (iii) such New Lender shall hold the “Revolving Loan Commitment” set forth next to its name on Schedule 1.1(a) hereto and (iv) such New Lender shall purchase at par from the Existing Lenders, in immediately available funds, such New Lender’s Commitment Percentage of the Loans and Letters of Credit Obligations outstanding as of the Amendment Effective Date. Each New Lender hereby agrees to be bound by all of the terms, provisions and conditions applicable to “Lenders” contained in the Credit Agreement.

(c) For purposes of this Amendment, “New Lender” means each financial institution that executes and delivers to the Agent a signature page to this Amendment on which it is indicated that such financial institution is a “New Lender”.

2. Amendment to the Credit Agreement. Effective as of the Amendment Effective Date, but subject to the satisfaction of the conditions precedent set forth in Section 3 below, the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a) Subsection 1.1(a) of the Credit Agreement is amended to add the parenthetical “(less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans)” immediately following the term “Borrowing Base” in the first sentence of clause (ii) thereof.

(b) Subsection 1.9(b) of the Credit Agreement is amended to replace the reference to “one half of one percent (0.50%)” in clause (iii) thereof with “0.375%”.

(c) Subsection 1.10(c) of the Credit Agreement is amended to (i) replace the reference to “Cash Management Restoration Event” with “Trigger Event” in subclause (y) of the second sentence thereof, (ii) replace the “and” at the end of clause (i) of the last paragraph thereof with a comma and (iii) add the following clause (iii) at the end of such paragraph: “and (iii) no payment by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor”.

(d) Subsection 1.11(e) of the Credit Agreement is amended to amend and restate clause (i) thereof in its entirety as follows:

“(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it under any Loan Document, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Swing Loan) on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.”

(e) Subsection 1.11(e) of the Credit Agreement is amended to delete the third parenthetical in clause (ii) thereof and substitute the following parenthetical therefor: “(calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than any other Non-Funding Lender’s or Impacted Lender’s) Commitment Percentage had been increased proportionately)”.

(f) Subsection 1.11(e) of the Credit Agreement is amended to add the phrase “or extended,” at the end of subclause (A) of the proviso in the first sentence of clause (iii) thereof.

(g) Article III of the Credit Agreement is amended to replace each reference to “the Closing Date” in Sections 3.5, 3.7, 3.15, 3.18, 3.19, 3.20, 3.22 and 3.29 thereof with “the Amendment No. 3 Effective Date”.

(h) Section 3.28 of the Credit Agreement is amended and restated it is entirety as follows:

“3.28 Senior Notes. As of the Amendment No. 3 Effective Date, the Borrower has delivered to Agent a complete and correct copy of the 2017 Notes Indenture (including all material amendments, modifications and supplements thereto). All Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness permitted under the 2017 Notes Indenture.”

(i) Subsection 4.2(d) of the Credit Agreement is amended and restated in its entirety as follows:

“(d) within fifteen (15) days after the end of each calendar month, and at such other times at more frequent intervals as Agent may reasonably require at any time when a Trigger Event has occurred and is continuing, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base of the Borrower as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require during the continuance of a Trigger Event;”.

(j) Subsection 4.2(m) of the Credit Agreement is deleted in its entirety and replaced with “[RESERVED]”.

(k) Section 4.10 of the Credit Agreement is amended to add the following sentence to the end of such Section:

“The Borrower will not request any Loan or incur any Letter of Credit Obligations, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit Obligations, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the laws described in Section 3.27, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person referred to in Section 3.26 or (iii) in any manner that would result in the violation of any law referred to in Section 3.27.”

(l) Section 4.11 of the Credit Agreement is amended to (i) replace the phrase “at any time that Excess Availability is below $20.0 million” with “if a Trigger Event has occurred and is continuing” and the phrase “Excess Availability falls below $20.0 million” with “a Trigger Event occurs”, in each case, in subclause (ii) of the third sentence thereof and (ii) replace the reference to “a Cash Management Restoration Event” with “no Trigger Event” in subclause (y) of the penultimate sentence thereof.

(m) Section 5.1 of the Credit Agreement is amended to (i) delete the “and” at the end of clause (bb) thereof, (ii) replace the period at the end of clause (cc) thereof with “; and” and (iii) add the following clause (dd) at the end of such section: “(dd) Liens incurred in favor of purchasers of accounts receivable in connection with a Permitted Sales-Type Lease Transaction.”

(n) Section 5.2 of the Credit Agreement is amended to (i) delete the “and” at the end of clause (e) thereof, (ii) replace the period at the end of clause (f) thereof with “; and” and (iii) add the following clause (g) at the end of such section: “(g) Permitted Sales-Type Lease Transactions.”

(o) Subsection 5.5(a) of the Credit Agreement is amended to (i) replace the reference to “$50.0” in clause (iii) thereof with “$150.0” and (ii) replace the references to “2014 Notes or the 2015 Notes” and “September 21, 2016” in subclause (2) of clause (v) thereof with “2017 Notes” and “September 21, 2018”, respectively.

(p) Subsection 5.9(e) of the Credit Agreement is amended and restated in its entirety as follows:

“(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, declare and pay cash dividends on its Capital Stock in an aggregate amount not to exceed $22.5 million in any Fiscal Year;”.

(q) Section 6.1 of the Credit Agreement is deleted in its entirety and replaced with “[RESERVED]”.

(r) Section 6.2 of the Credit Agreement is amended to amend and restate the first sentence thereof in its entirety as follows:

“If a Trigger Event has occurred and is continuing, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve month period ending as of the last day of the most recently ended Fiscal Quarter to be less than 1.05 to 1.00.”

(s) Subsection 8.1(b) of the Credit Agreement is amended to replace the reference to “subsection 7.1(g)” in clause (i) of the first sentence thereof with “subsection 7.1(f) or (g)”.

(t) Section 8.8 of the Credit Agreement is amended and restated in its entirety as follows:

“8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent, any L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).”

(u) Subsection 8.10(b) of the Credit Agreement is amended to (i) replace the “and” immediately prior to the reference to “(aa)” in clause (ii) thereof with a comma and (ii) add the phrase “and (dd)” immediately following such reference.

(v) Subsection 9.2(a) of the Credit Agreement is amended to delete the phrase “, faxing it to 866 545 6600 with an appropriate bar code fax coversheet” in clause (ii) of the first sentence thereof.

(w) Subsection 9.6(a) of the Credit Agreement is amended to add the following sentence to the end thereof: “This Section 9.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities from any non-Tax claim.”

(x) Subsection 9.9(c) of the Credit Agreement is amended to replace the reference to “clause (e) or (f)” in the first parenthetical of the first sentence thereof with “clause (e), (f) or (g)”.

(y) Subsection 9.9(f) of the Credit Agreement is amended to (i) add the phrase “Grant of Option to Fund to” prior to the reference to “SPVs” in the title thereof, (ii) delete the entirety of such subsection other than the first sentence thereof and (iii) delete clause (ii) of the first sentence thereof and substitute the following therefor:

“(ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Loans and Letter of Credit Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV granted an option pursuant to this clause (f) or participant have the right to enforce any of the terms of any Loan Document, and”.

(z) Section 9.9 of the Credit Agreement is amended to add the following subsections (g) and (h) thereto:

“(g) Assignments to Affiliate SPVs. In addition to the other rights provided elsewhere in this Section 9.9, each Lender that is an Affiliate of the Agent may, subject to Section 1.4(c) and with notice to Agent in such form as shall be acceptable to the Agent (but without the consent of any Person and without compliance with any limitation or procedure specified in subsection 9.9(b) or 9.9(c)), sell, transfer, negotiate or assign all or any portion of its rights, title or interests hereunder with respect to any Loans and Letter of Credit Obligations (including any interest accrued or to accrue thereon) to an SPV that is an Affiliate of such Lender, and such SPV may thereafter, with notice to Agent, assign such Loan to any other SPV that is an Affiliate of such Lender or re-assign all or a portion of its interests in any Loans or Letter of Credit Obligations to the Lender holding the related Revolving Loan Commitment; provided, however, that, whether as a result of any term of any Loan Document or of such Sale, no such SPV shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and none shall be liable for any obligation of such Lender hereunder. In the case of any Sale pursuant to this clause (g), any assignee SPV shall have all the rights of a Lender hereunder, including the rights described in Section 8.3(c) and the right to receive all payments with respect to the assigned Obligations. Each such SPV shall be entitled to the benefit of Section 10.1 only to the extent such SPV delivers the tax forms the assigning Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such assignment except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such assignment is made.

(h) No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV that funds or purchases any Obligation pursuant to clauses (f) or (g) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Loan Commitments and the payment in full of the Obligations. In addition, notwithstanding anything to the contrary contained in this Section 9.9, any SPV may disclose on a confidential basis any non-public information relating to its Loans to any rating agency rating the obligations of such SPV. For the avoidance of doubt, an SPV that is a trust formed by or at the direction of a Lender or an Affiliate of a Lender, as depositor, shall be deemed to be an Affiliate of such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.”

(aa) Article IX of the Credit Agreement is amended to add the following Section 9.28 thereto:

“9.28 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.28 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.28, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.28 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.28 constitute, and this Section 9.28 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(bb) Section 10.1 of the Credit Agreement is amended to replace each reference to “tax” appearing therein with “Tax” and, further, to:

(i) amend and restate subsections 10.1(a) and 10.1(b) thereof in their entirety as follows:

“(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made without deduction or withholding for any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.”;

(ii) replace all references to “Taxes and Other Taxes” in subsection (d) thereof with “Indemnified Taxes” and add the phrase “or payable” immediately following the reference to “paid” in the first sentence of subsection (d) thereof;

(iii) add the phrase “or W-8BEN-E” immediately following each reference to “Form W-8BEN” in subsection (f) thereof;

(iv) replace the reference to “such applicable reporting requirements” at the end of clause (iv) of subsection (f) thereof with “its obligations under FATCA or to determine the amount to deduct and withhold from such payment”;

(v) add the following sentence to the end of clause (iv) of subsection (f) thereof: “Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the Amendment No. 3 Effective Date.”; and

(vi) add the following new clauses (g), (h) and (i) thereto:

“(g) For purposes of determining withholding Taxes imposed under FATCA, from and after Amendment No. 3 Effective Date, the Borrower and Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to Section 10.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

(i) The Credit Parties hereby acknowledge and agree that (i) neither GE Capital nor any Affiliate of GE Capital has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.”

(cc) Subsection 10.2(a) of the Credit Agreement is amended to insert the following parenthetical “(or with respect to any Lender, if later, the date on which such Lender becomes a Lender)” immediately following the phrase “after the date hereof”.

(dd) Subsection 10.3(a) of the Credit Agreement is amended to (i) insert the parenthetical “(or with respect to any Lender, if later, the date on which such Lender becomes a Lender)” immediately following the phrase “subsequent to the date hereof” in clause (ii) thereof, (ii) insert an “(x)” immediately prior to the phrase “there shall be any increase in cost” after clause (ii) thereof, (iii) delete the second parenthetical therein and substitute “or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto” therefor and (iv) add the phrase “or such Taxes” preceding the semicolon therein.

(ee) Subsection 10.3(b) of the Credit Agreement is amended to (i) add the phrase “or liquidity” immediately following both the first and the third reference to “capital” therein and (ii) add the phrase “and liquidity” immediately following the reference to “capital adequacy” and at the end of the second parenthetical therein.

(ff) Section 11.1 of the Credit Agreement is amended to add the following definitions thereto in the appropriate alphabetical order:

“2017 Notes” means the 6.25% Senior Notes Due 2017 issued by the Borrower pursuant to the 2017 Notes Indenture.

“2017 Notes Indenture” means the Indenture dated as of June 1, 2012, as supplemented by the First Supplemental Indenture dated as of August 21, 2012 among the Borrower, the “Subsidiary Guarantors” from time to time party thereto and the 2017 Notes Trustee.

“2017 Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as “Trustee” under the 2017 Notes Indenture and any successor “Trustee” under the 2017 Notes Indenture.

“Amendment No. 3 Effective Date” means September 25, 2014.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Guarantor” means each Credit Party other than the Borrower.

“Indemnified Tax” means (a) any Tax imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Permitted Sales-Type Lease Transaction” means a limited recourse sale of payment obligations owing to the Borrower or any Subsidiary of the Borrower in relation to sales-type leases in exchange for cash proceeds; provided that at the time of any such sale, (x) no Default or Event of Default shall exist or result from such sale and (y) after giving pro forma effect to such sale and any repayment of Loans substantially concurrent with such sale, the Total Exposure would not exceed the Borrowing Base by more than the amount of Overadvances permitted in writing by the Agent which are not then due and payable.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

A “Trigger Event” shall be continuing any time that Excess Availability is less than the greater of (i) $18.75 million and (ii) 12.5% of the Aggregate Revolving Loan Commitment at such time. Upon the occurrence of a Trigger Event, such Trigger Event shall be deemed to be continuing until the first date on which at all times during the preceding thirty (30) consecutive days, Excess Availability shall have been greater than the greater of (i) $18.75 million and (ii) 12.5% of the Aggregate Revolving Loan Commitment.

“Unbilled Commercial Account Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of:

(i)	90%; and

(ii)	95% minus the Unbilled Commercial Dilution Reserve.

“Unbilled Commercial Dilution Reserve” shall mean, as of any month period, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio for Unbilled Commercial Accounts as of the last day of such month period.

“Unbilled Government Account Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of:

(i)	90%; and

(ii)	95% minus the Unbilled Government Dilution Reserve.

“Unbilled Government Dilution Reserve” shall mean, as of any month period, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio for Unbilled Government Accounts as of the last day of such month period.

(gg) Section 11.1 of the Credit Agreement is amended to delete the definitions of “Cash Management Restoration Event” and “Unbilled Account Advance Rate”.

(hh) Section 11.1 of the Credit Agreement is to amend and restate each of the following definitions in its entirety as follows:

“Applicable Margin” means:

(i) if Quarterly Average Usage during the most recently ended Fiscal Quarter is greater than or equal to fifty percent (50%) of the average daily Maximum Revolving Loan Balance during such Fiscal Quarter, 1.25% per annum, in the case of any Base Rate Loan, and 2.25% per annum, in the case of any LIBOR Rate Loan; and

(ii) if Quarterly Average Usage during the most recently ended Fiscal Quarter is less than fifty percent (50%) of the average daily Maximum Revolving Loan Balance during such Fiscal Quarter, 0.75% per annum, in the case of any Base Rate Loan, and 1.75% per annum, in the case of any LIBOR Rate Loan.

The Applicable Margin shall be in effect for the duration of any Fiscal Quarter commencing on the first day of any such Fiscal Quarter. If an Event of Default is continuing at the time that a reduction in the Applicable Margins is to be implemented in accordance with the foregoing, such reduction will be deferred until the first day of the calendar month after the written waiver thereof.

“Billed Commercial Dilution Reserve” shall mean, as of any month period, for Billed Commercial Accounts, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio for Billed Commercial Accounts as of the last day of such month period.

“Billed Government Dilution Reserve” shall mean, as of any month period, for Billed Government Accounts, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio for Billed Government Accounts as of the last day of such month period.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:

(a)	the Aggregate Revolving Loan Commitment; and

(b)	an amount equal to the positive difference, if any, of:

(i) the product of (A) the Billed Commercial Account Dynamic Advance Rate multiplied by (B) the Outstanding Balance of Eligible Accounts that are Billed Commercial Accounts; plus

(ii) the product of (A) the Billed Government Account Dynamic Advance Rate multiplied by (B) the Outstanding Balance of Eligible Accounts that are Billed Government Accounts; plus

(iii) the lesser of:

(x) $35.0 million; and

(y) the sum of:

(I) the product of:

(A) the Unbilled Commercial Account Advance Rate;

multiplied by

(B) the Outstanding Balance of Eligible Accounts that are Unbilled Commercial Accounts; and

(II) the product of:

(A) the Unbilled Government Account Advance Rate;

multiplied by

(B) the Outstanding Balance of Eligible Accounts that are Unbilled Government Accounts minus the Unbilled Government Account Reserve Amount;

minus

(iv) Reserves established by Agent at such time in its Permitted Discretion,

in each case with respect to clauses (b)(i) through (b)(iv) as set forth on the most recent Borrowing Base Certificate delivered pursuant to this Agreement, less Reserves established at or after the delivery of the last Borrowing Base Certificate by Agent in its Permitted Discretion on notice thereof to the Borrower; plus Reserves included in the calculation of the Borrowing Base in such Borrowing Base Certificate that Agent has elected by notice to the Borrower to remove from the calculation of the Borrowing Base at such time.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Dilution Reserve Ratio” shall mean as of any date of determination, for purposes of calculating the Billed Commercial Dilution Reserve, the Billed Government Dilution Reserve, the Unbilled Commercial Dilution Reserve or the Unbilled Government Dilution Reserve, as applicable, the highest applicable Dilution Trigger Ratio occurring during the most recent twelve month period preceding such date.

“Dilution Trigger Ratio” shall mean:

(i) for purposes of calculating the Billed Commercial Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Dilution Factors for all Commercial Accounts during the month period ending on such date and the two month periods immediately preceding such month period; to (b) the aggregate billed amount of all Commercial Accounts originated during the third, fourth and fifth most recently ended month periods preceding such date;

(ii) for purposes of calculating the Billed Government Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Dilution Factors for all Government Accounts during the month period ending on such date and the two month periods immediately preceding such month period; to (b) the aggregate billed amount of all Government Accounts originated during the third, fourth and fifth most recently ended month periods preceding such date; and

(iii) for purposes of calculating the Unbilled Commercial Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Unbilled Net Dilution Adjustments for all Unbilled Commercial Accounts during the month period ending on such date and the two month periods immediately preceding such month period; to (b) the aggregate unbilled amount of all Unbilled Commercial Accounts originated during the third, fourth and fifth most recently ended month periods preceding such date; and

(iv) for purposes of calculating the Unbilled Government Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Unbilled Net Dilution Adjustments for all Unbilled Government Accounts during the month period ending on such date and the two month periods immediately preceding such month period; to (b) the aggregate unbilled amount of all Unbilled Government Accounts originated during the third, fourth and fifth most recently ended month periods preceding such date.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); and (d) any United States federal withholding Taxes imposed under FATCA.

An “Extension Event” shall be continuing if:

(x) (1) the Agent and the Required Lenders have declared in writing that an “Extension Event” has occurred and (2) the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is not less than $130.0 million; or

(y) (1) the aggregate principal amount of the 2017 Notes is less than $100.0 million; (2) the Leverage Ratio is less than or equal to 1.0 to 1.0; and (3) no Event of Default is continuing.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the Amendment No. 3 Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.

“Leverage Ratio” means, with respect to the Credit Parties as of any date, the ratio of (a) Senior Secured Indebtedness outstanding as of such date to (b) EBITDA of the Credit Parties for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Revolving Termination Date” means the earliest to occur of:

(a) June 22, 2018;

(b) May 15, 2017, if as of May 15, 2017, both:

(i) the 2017 Notes shall not have been either (x) retired or repaid or (y) refinanced, replaced or refunded by indebtedness with a maturity date not earlier than September 21, 2018; and

(ii) no Extension Event is continuing; and

(c) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Secured Rate Contract” means any Rate Contract between the Borrower and the counterparty thereto, which (i) has been provided or arranged by a Lender or an Affiliate of a Lender or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder; provided that no Rate Contract may constitute a Secured Rate Contract hereunder unless the Borrower and Agent has each expressly consented thereto (such consent, in the case of Agent, not to be unreasonably withheld or delayed).

(ii) The definition of “Base Rate” in Section 11.1 of the Credit Agreement is amended to replace both references to “three months” therein with “one month”.

(jj) The definitions of “Billed Commercial Account Dynamic Advance Rate” and “Billed Government Account Dynamic Advance Rate” in Section 11.1 of the Credit Agreement are each amended to replace the reference to “85%” in clause (i) thereof with “90%”.

(kk) The definition of “Borrowing Base” in Section 11.1 of the Credit Agreement is amended to replace the reference to “$30.0 million” therein with “$35.0 million”.

(ll) The definition of “Capital Adequacy Regulation” in Section 11.1 of the Credit Agreement is amended to add the phrase “or liquidity” immediately following the reference to “capital adequacy” therein.

(mm) The definition of “Cash Equivalents” in Section 11.1 of the Credit Agreement is amended to delete clause (b) thereof and substitute the following therefor: “(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or, in the case of any Foreign Subsidiary, by the government of any other member country of O.E.C.D. (provided that the full faith and credit of the United States or such other member country of O.E.C.D., as applicable, is pledged in support of those securities), in each case, having maturities of not more than two years from the date of acquisition;”.

(nn) The definition of “Designated Period” in Section 11.1 of the Credit Agreement is amended to delete the reference to “$20.0 million” and substitute “the greater of (i) $18.75 million and (ii) 12.5% of the Aggregate Revolving Loan Commitment” therefor.

(oo) The definition of “Material Contract” in Section 11.1 of the Credit Agreement is amended to add the phrase “, the 2017 Notes Indenture” immediately following the reference to “the 2016 Notes Indenture”.

(pp) The definition of “Material Subsidiary” in Section 11.1 of the Credit Agreement is amended to replace the reference to “$575.0 million” with “$650.0 million”.

(qq) The definition of “Obligations” in Section 11.1 of the Credit Agreement is amended to add the following proviso to the end of such definition: “; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor”.

(rr) The definition of “Required Lenders” in Section 11.1 of the Credit Agreement is amended to delete the first reference to “more than” in clause (a) thereof.

(ss) The definition of “Requirement of Law” in Section 11.1 of the Credit Agreement is amended to add the following sentence to the end of such definition: “For the avoidance of doubt, the term “Requirement of Law” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.”

(tt) The definition of “Responsible Officer” in Section 11.1 of the Credit Agreement is amended to (i) replace the “or” immediately following the reference to “the principal accounting officer” with a comma and (ii) add the phrase “or assistant treasurer” immediately following the reference to “the treasurer”.

(uu) The definition of “Secured Swap Provider” in Section 11.1 of the Credit Agreement is amended to delete the proviso therein and substitute the following therefor: “provided that, to the extent any Non-ABL Priority Lien Debt is outstanding, such counterparty to such Rate Contract shall have executed and delivered a joinder agreement to the Collateral Trust Agreement or shall have otherwise become subject to the terms of such Collateral Trust Agreement in accordance with its terms.”

(vv) The definition of “Unbilled Account Advance Rate” in Section 11.1 of the Credit Agreement is amended to replace the reference to “70%” in clause (i) thereof with “90%”.

(ww) Subsection 11.2(f) of the Credit Agreement is amended to (i) add the phrase “Except as otherwise provided with respect to FATCA,” to the beginning of such subsection and (ii) replace the reference to “References” with “references”.

(xx) The Credit Agreement is amended to replace each reference to “Wells Fargo Capital Finance, LLC” with “Wells Fargo Bank, National Association”.

(yy) Schedules 1.1(a), 3.5, 3.7, 3.15, 3.18, 3.19, 3.20 and 3.22 of the Credit Agreement are amended and restated in their entirety as Schedules 1.1(a), 3.5, 3.7, 3.15, 3.18, 3.19, 3.20 and 3.22 hereto.

(zz) Exhibit 4.2(b) of the Credit Agreement is amended and restated in its entirety as Exhibit 4.2(b) hereto.

3. Conditions of Effectiveness. The effectiveness of this Amendment on the Amendment Effective Date is subject to the Agent’s receipt of each of the following:

(a) duly executed counterparts of this Amendment from each Credit Party, the Agent, each Existing Lender and each New Lender;

(b) a certificate of the secretary or an assistant secretary of each Credit Party certifying (x) that there have been no changes in the certificate of incorporation or other charter document of such Credit Party, as attached thereto and as certified as of a recent date by the Secretary of State of the jurisdiction of its organization, since the date of the certification thereof by such secretary of state, (y) the by-laws or other applicable organizational document, as attached thereto, of such Credit Party as in effect on the date of such certification and (z) resolutions of the board of directors or other governing body of such Credit Party authorizing the execution, delivery and performance of this Amendment and the Credit Agreement (as amended hereby);

(c) a good standing certificate for each Credit Party from the Secretary of State of such Credit Party’s jurisdiction of its organization;

(d) an opinion of the Credit Parties’ counsel, in form, scope and substance reasonably acceptable to the Agent;

(e) payment in full, in immediately available funds, for the account of the Existing Lenders and for the Agent’s own account, as the case may be, of (i) all fees and other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Amendment Effective Date, reimbursement or payment of all out-of-pocket costs expenses (including Attorney Costs) required to be reimbursed or paid by the Borrower under the Loan Documents and (ii) all accrued and unpaid interest under the Credit Agreement, all accrued and unpaid fees under Section 1.9(b) of the Credit Agreement and any amounts due and payable under Section 10.4 of the Credit Agreement; and

(f) payment in full, in immediately available funds, of the fees described in that certain fee letter dated as of the date hereof, among the Borrower, the Agent and GE Capital Markets, Inc.

4. Representations and Warranties of the Credit Parties. Each Credit Party hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement (as amended hereby), as applicable, constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(b) As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing or would reasonably be expected to result from the effectiveness of this Amendment and (ii) each of the representations and warranties of such Credit Party set forth in the Credit Agreement or any other Loan Document to which such Credit Party is a party is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent any such representation or warranty expressly relates to an earlier date (in which event such representation or warranty was true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

5. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) The Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

6. Consent and Reaffirmation. Without in any way establishing a course of dealing by the Agent or any Lender, each of the undersigned Credit Parties consents to the Amendment and reaffirms the terms and conditions of the Credit Agreement and any other Loan Document executed by it and acknowledges and agrees that such Credit Agreement and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

UNISYS CORPORATION,
as the Borrower

By:	/s/ Scott A. Battersby
Name:	Scott A. Battersby
Title:	Vice President and Treasurer

UNISYS HOLDING CORPORATION,
as a Credit Party

By:	/s/ Edward A. Sarkisian
Name:	Edward A. Sarkisian
Title:	Vice President and Treasurer

UNISYS NPL, INC.,
as a Credit Party

By:	/s/ Edward A. Sarkisian
Name:	Edward A. Sarkisian
Title:	Vice President and Treasurer

UNISYS AP INVESTMENT COMPANY I,
as a Credit Party

By:	/s/ Edward A. Sarkisian
Name:	Edward A. Sarkisian
Title:	Vice President and Treasurer

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and as a Lender

By:	/s/ Philip F. Carfora
Name:	Philip F. Carfora
Title:	Duly Authorized Signatory

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

GE ASSET BASED MASTER NOTE LLC, as a Lender

By:	/s/ Philip F. Carfora
Name:	Philip F. Carfora
Title:	Duly Authorized Signatory

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

CITIBANK, N.A., as a Lender

By:	/s/ Kelly Gunness
Name:	Kelly Gunness
Title:	Vice President

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Bradford
Name:	Mark Bradford
Title:	Vice President

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

HSBC BANK USA, N.A., as a Lender

By:	/s/ Tanya Dyke
Name:	Tanya Dyke
Title:	Vice President

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., as a Lender

By:	/s/ Kenneth Wales
Name:	Kenneth Wales
Title:	Vice President

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation

BANK OF AMERICA, N.A., as a Lender and as a New Lender

By:	/s/ Daniel K. Clancy
Name:	Daniel K. Clancy
Title:	Senior Vice President

Signature Page to Amendment No. 3 to

Credit Agreement dated as of June 23, 2011

Unisys Corporation